EXHIBIT 10.4

PROMISSORY NOTE

$___	______, 2014

Momentous Entertainment Group, Inc.

P.O. Box 861

Sugar Land, Texas 77487-0861

Payable on Demand Three Percent (3%) Note

FOR VALUE RECEIVED, MOMENTOUS ENTERTAINMENT GROUP, INC., a Nevada Corporation, located in Sugar Land, Texas (the “Borrower”), promises to pay Holder the principal amount of ____Thousand Dollars and 00/100 US Dollars ($__,000.00) (the “Principal Amount”) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, together with simple interest thereon accrued at the rate of three percent (3%) per annum (“Interest”). Payment of the Principal Amount and Interest, ____ Thousand and 00/100 US Dollars ($__,000.00) shall be made in single or multiple payments at the address of the lender upon demand by lender.

Notwithstanding anything to the contrary herein contained, the Principal Amount of this Note or any Interest accrued hereon may be paid at any time or from time to time, prior to the Maturity Date of this Note in whole or in part, without prior notice and without penalty or premium. Prepayments shall be applied first to Interest due and then to Principal.

Costs of Collection - Should the indebtedness represented by this Note or any part hereof be collected in any proceeding or if this Note should be placed in the hands of attorneys for collection after default, the Company agrees to pay as an additional obligation under this Note, in addition to the Principal and Interest due and payable hereon, all reasonable costs of collecting this Note, including reasonable attorney’s fees.

Notice - Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, or, if mailed, five (5) days after the date of deposit in the United States mail, as follows:

If to the Holder, to:

Kurt E. Neubauer

P.O. Box 861

Sugar Land, Texas 77487-0861

If to the Borrower, to:

Momentous Entertainment Group, Inc.

P.O. Box 861

Sugar Land, Texas 77487-0861

7. Governing Law.This Note shall be governed by and construed in accordance with the laws of the Texas, without giving effect to its conflict of law principles.

8. Successors and Assigns.

All the covenants, stipulations, promises, and agreements contained in this Note by or on behalf of the Company shall bind its successors and assigns, whether or not so expressed. However, under no circumstances shall the Company be required to issue any securities hereunder if such issuance would contravene any state blue sky law or other applicable law or rule.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its corporate name by a duly authorized officer to be dated as of the date first written above.

FOR HOLDER

/s/ Kurt E Neubauer

Kurt E Neubauer

FOR BORROWER

By: /s/ Kurt E Neubauer

Momentous Entertainment Group, Inc.

Kurt E Neubauer

President/CEO

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